Exhibit (a)(1)(H)

Theravance Biopharma, Inc. RSU-for-Option Exchange Program Employee Presentation August 2015

Agenda Why are we making this offer? What is the RSU-for-Option Exchange Program? Overview of options versus RSUs at TBPH Who is eligible to participate? Which options are eligible to be exchanged? How many RSUs will I receive? When will I receive the new RSUs? What vesting will apply to the new RSUs? What are the tax implications of an exchange? What should I consider in making my decision? How do I participate in the exchange? What happens following close of the offer? What if I have questions? Demo of offer website 1

Why are we making this offer? Our share price has declined significantly and is subject to market volatility As a result of the decline in our share price, a significant number of our options are underwater Primary purpose of the exchange program is to restore the intended retention and incentive value of our equity awards 2

What is the RSU-for-Option Exchange Program? An offer to: exchange certain underwater options for restricted share units (RSUs) at a ratio of 1:2 (or 1 RSU for every 2 shares subject to an exchanged option) subject to a new vesting schedule - quarterly over approximately 3 or 4 years Offer is filed with the U.S. Securities and Exchange Commission (SEC) as part of a tender offer statement on Schedule TO available at www.sec.gov Offer is open August 28, 2015 – September 25, 2015 at 9 p.m. Pacific Time Participation is voluntary 3

Overview of Options versus RSUs at TBPH Options Restricted Share Units (RSUs) Gives you the right to Purchase a specified number of shares In the future At a fixed price (known as the “exercise price” and equal to the closing share price on the date of grant) Receive a specified number of shares In the future No purchase price paid by you for the shares You earn this right (known as vesting) Typically over 4 years: 25% after 1 year; monthly thereafter, subject to continued service Typically over 4 years: 25% after approximately 1 year; quarterly thereafter, subject to continued service (However, an approximately 3- or 4-year quarterly vesting schedule will apply to RSUs received via this exchange offer) Once you vest You determine if and when to exercise (i.e., purchase) the shares You automatically own shares upon vesting Has value when The share price is greater than the exercise price Virtually guaranteed to have value (as long as share price is >$0) Potential value to you is equal to Difference between current share price and exercise price, less taxes* Actual share price, less taxes* * UK employees should refer to the country-specific tax disclosure 4

Who is eligible to participate? All employees of TBPH or its subsidiaries who work in an eligible country as of the start of the offer, provided that: Executive officers and other members of the Senior Leadership Group are not eligible Board members and consultants are not eligible Who remain an employee working in an eligible country as of the expiration of the offer Eligible countries include the United States and United Kingdom An employee on an international assignment within the TBPH group of companies will be considered to be working in the employee’s home country and not in the country of the international assignment 5

Which options are eligible to be exchanged? Options that meet all of the following criteria are eligible: Granted by TBPH prior to August 4, 2015 Remain outstanding and unexercised as of the offer expiration date Are underwater as of the offer expiration date (i.e., exercise price is greater than TBPH’s closing share price on the offer expiration date) Theravance, Inc. options are not eligible Employees may elect to participate on a grant-by-grant basis No partial exchange of an option grant If you choose to exchange an option grant, must exchange all vested and unvested outstanding shares subject to that option grant 6

How many RSUs will I receive? For each eligible option you elect to exchange, you will receive half the number of RSUs, i.e. 1 RSU for each 2 shares subject to an exchanged option Fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis Example: If you hold an eligible option to purchase 1,000 shares and you elect to exchange the option, you will receive 500 RSUs (1,000/2) 7

When will I receive the new RSUs? Grant date for new RSUs is September 25, 2015 (unless offer extended) You will be notified via email when the RSU Agreement is available in your E*TRADE TBPH Stock Plan Account.

What vesting will apply to the new RSUs? Each new RSU grant will have a new vesting schedule New vesting schedule is based on the date of grant of the exchanged option No RSUs are vested on the RSU grant date Vesting begins on the first Company Vesting Date after close of the offer (expected to be 11/20/15), subject to continued service through each Company Vesting Date Any unvested RSUs are forfeited upon termination of service Our “Company Vesting Dates” are February 20, May 20, August 20 and November 20 each year Exchanged Option Grant Date: New RSU Vesting Schedule: Prior to January 1, 2015 Approximately 3 years (1/12th on each Company Vesting Date following expiration of the offer) On or after January 1, 2015 Approximately 4 years (1/16th on each Company Vesting Date following expiration of the offer) 9

What are the tax implications of an exchange? The exchange itself is not a taxable event Tax implications typically differ for options versus RSUs* For an option, there are generally no tax implications until you exercise the option. When you exercise an option, the difference between the fair market value of the shares purchased and the exercise price of the option shares is considered taxable income, subject to tax withholding. For an RSU, you recognize taxable income when the RSUs vest and shares are issued to you. Your taxable income is equal to the fair market value of the shares and is subject to tax withholding. Generally, shares are sold on your behalf the day following the vesting date to satisfy the tax withholding obligation. In either case, if you sell the shares acquired pursuant to your option or RSU, you will recognize capital gain or loss. Please carefully review the tax disclosures included in the Offer to Exchange document and consult your tax advisor *UK employees should refer to the country specific tax-disclosure in the offering document. 10

What should I consider in making my decision? Potential future value of your eligible options vs. replacement RSUs Based on your assumptions about future share price You can model scenarios on the offer website Your risk tolerance Vesting schedules Differences in tax implications and/or timing of taxes between options and RSUs Refer to tax disclosures provided in Offer to Exchange document Consult with your tax advisor Carefully review the information provided in the Offer to Exchange and supplemental documents TBPH is not making any recommendation as to whether or not you should participate 11

How do I participate in the exchange? Log-on to the offer website at www.corp-action.net/TheravanceBiopharmaOptionExchange Enter your TBPH email address and PIN PIN was emailed to you on August 28th by TheravanceBiopharmaOptionExchange@paladinbusiness.com You may request your PIN via the website or by calling the Computershare Call Center at 866-305-9582 (toll-free within the U.S.) or 781-575-2643 (collect outside the U.S.) Review the offer materials and view your eligible option holdings Model the potential gains for your options versus RSUs via the offer website Make your election decision online or deliver a hard copy election (or withdrawal) form to Computershare May withdraw or change your election at any time prior to offer close All final elections must be submitted and received no later than September 25, 2015 at 9 p.m. Pacific Time 12

What happens following the close of the offer? All properly submitted elections will be processed Exchanged options will be immediately canceled New RSUs granted on September 25, 2015 following close of offer Shortly after expiration of the offer, you will receive your RSU grant agreement, which you must accept in your E*TRADE TBPH Stock Plan Account by following the provided instructions 13

What if I have questions? Refer to the offer materials available at www.corp-action.net/TheravanceBiopharmaOptionExchange or via www.sec.gov Contact the Computershare Call Center at: 866-305-9582 (toll-free within the U.S.) or 781-575-2643 (call collect outside the U.S.) Available 5 AM to 5 PM Monday through Friday Pacific Time 14